MEMORANDUM

FT 11961

File No. 333-283373

The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on January 15, 2025 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

THE PROSPECTUS

Cover Page	The date of the Trust has been completed.
Summary of Essential Information	The Summary of Essential Information has been completed.
Fee Table	The Fee Table has been completed.
Report of Independent Registered Public Accounting Firm	The Report of Independent Registered Public Accounting Firm has been completed.
Statements of Net Assets	The Statements of Net Assets have been completed.
Schedules of Investments	The Schedules of Investments have been completed.
Back Cover	The date of the Prospectus and file number has been completed.

THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

The Trust Agreement has been conformed to reflect the execution thereof.

/s/ CHAPMAN AND CUTLER LLP

January 15, 2025